Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of Web.com Group, Inc. for the registration of 213,200 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements of Web.com Group, Inc., and the effectiveness of internal control over financial reporting of Web.com Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida
August 22, 2014